Exhibit 5.6

Hogan & Hartson LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 +1.303.899.7300 tel +1.303.899.7333 Fax
www.hhlaw.com
January 21, 2010
Beazer Homes USA, Inc.
100 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

Re:	Guaranty made as of the date hereof under that certain Indenture dated as of September 11, 2009, among Beazer Homes USA, Inc., the Subsidiary Guarantors named on Schedule I thereto, U.S. Bank National Association, as Trustee and Wilmington Trust FSB, as Notes Collateral Agent
Ladies and Gentlemen:
     This firm has acted as special counsel, solely with respect to the matters addressed in this letter, to April Corporation, a Colorado corporation (the “Guarantor”), and a subsidiary of Beazer Homes USA, Inc., a Delaware corporation (“Beazer”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by Beazer of up to $250,000,000 aggregate principal amount of its 12% Senior Secured Notes due 2017 (the “New Notes”) and the issuance by the Guarantor and certain other subsidiaries listed in the Registration Statement of a guarantee as prescribed by the Indenture (as defined below) and in the form attached to the Indenture (the “New Guarantee”) with respect to the New Notes. The New Notes will be offered by Beazer in exchange for $250,000,000 aggregate principal amount of its outstanding 12% Senior Secured Notes due 2017 which have not been registered under the Securities Act. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.
     The New Notes and the New Guarantee will be issued under an indenture, dated September 11, 2009 (the “Indenture”) among Beazer, the Guarantor, certain other subsidiary guarantors listed in the Registration Statement, U.S. Bank National Association, as trustee and Wilmington Trust FSB, as Notes Collateral Agent.
     For purposes of the opinions, which are set forth in paragraphs (a) through (c) below (the “Opinions”), and other statements made in this letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). We believe the Documents provide an appropriate basis on which to render the opinions hereinafter expressed.
     In our examination of the Agreement and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the

Beazer Homes USA, Inc.
January 21, 2010

conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). As to all matters of fact relevant to the Opinions and other statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents.
     For purposes of this opinion letter, we have assumed that (i) each party to the Indenture other than the Guarantor has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, and each of such other parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Company, (ii) each of such other parties has duly authorized, executed and delivered the Indenture to which it is a party, (iii) each party to the Indenture is validly existing and in good standing in all necessary jurisdictions (except for the Guarantor in the State of Colorado), (iv) the Indenture constitutes a valid and binding obligation, enforceable against each of such other parties in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Indenture. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter. The Opinions are given, and other statements are made, in the context of the foregoing.
     The Opinions are based as to matters of law solely on applicable provisions of internal Colorado law, as currently in effect, subject to the exclusions and limitations set forth in this opinion letter.
     Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that:
     (a) The Company is validly existing as a corporation and in good standing under the laws of the State of Colorado.
     (b) The execution, delivery and performance by the Guarantor of the Indenture and the New Guarantee have been duly authorized by all necessary corporate action of the Guarantor.
     (c) The execution and delivery by the Guarantor of the Indenture did not, and the New Guarantee does not, (i) require any approval of the Guarantor’s shareholders that has not been obtained, or (ii) violate the Articles of Incorporation or Bylaws of the Guarantor.
     In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law

Beazer Homes USA, Inc.
January 21, 2010

regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
     We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level. The opinions set forth in paragraph (c) are based upon a review of only those laws and regulations (not otherwise excluded in this letter) that, in our experience, are generally recognized as applicable to transactions of the type contemplated in in the Indenture and New Guarantee.
     This opinion letter has been prepared for use in connection with the Registration Statement. This Opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.
     Nothing herein shall be construed to cause us to be considered “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.

Schedule 1
1.	Executed copy of the Indenture.

2.	Executed copy of the New Guarantee.

3.	The Articles of Incorporation of the Guarantor, as certified by the Secretary of State of the State of Colorado on December 31, 2009, and as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect on September 11, 2009, and on the date hereof.

4.	The Bylaws of the Guarantor, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect on September 11, 2009, and on the date hereof.

5.	A certificate of good standing of the Guarantor issued by the Secretary of State of the State of Colorado dated as of the date hereof.

6.	Joint Resolution of the Board of Directors of the Guarantor adopted by unanimous written consent on August 5, 2009, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect relating to, among other things, authorization of the Indenture and arrangements in connection therewith.

7.	Joint Resolution of the Board of Directors of the Guarantor adopted by unanimous written consent on January 21, 2010, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect relating to, among other things, authorization of the New Guarantee and arrangements in connection therewith.

8.	Certificate of Secretary of the Guarantor dated January 21, 2010 as to certain facts relating to the Guarantor and the incumbency and signatures of certain officers of the Guarantor.

9.	A certificate of certain officers of the Guarantor dated as of the date hereof as to certain facts relating to the Guarantor.

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